EXHIBIT 10.1

February 1, 2006

Integrated Electrical Services, Inc.

1800 West Loop South

Suite 500

Houston, Texas 77027

Attention:	Mr. David Miller
Chief Financial Officer

Re:	Commitment for Senior Secured Super-Priority Debtor-in-Possession Credit Facility

Dear Mr. Miller:

Bank of America, N.A. (“Bank”) is pleased to offer to be the sole and exclusive administrative agent for an $80,000.000 senior secured super-priority debtor-in-possession credit facility (the “DIP Facility”) to Integrated Electrical Services, Inc. (“Parent”), and such of the subsidiaries of Parent as shall be acceptable to Bank in its sole discretion (Parent and such subsidiaries being hereinafter referred to as “Borrower”) in conjunction with the prepackaged or pre-negotiated Chapter 11 bankruptcy filing of Parent and its subsidiaries (“Chapter 11 Proceeding”), and Bank is pleased to offer its commitment to lend all of the DIP Facility, upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).

Bank will act as sole and exclusive administrative agent for the DIP Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without Bank’s prior written approval.

Bank intends to commence syndication efforts promptly, and Borrower agrees to assist Bank in its syndication efforts, using reasonable efforts under the circumstances (e.g., that Borrower is about to file bankruptcy and thereafter be in bankruptcy). Such assistance shall include (a) Borrower providing and causing its advisors to provide Bank and the other Lenders upon request with all information reasonably available to the advisors and Borrower; (b) Borrower using reasonable efforts under the circumstances to provide assistance in the preparation of an Offering Memorandum to be used in connection with the syndication; and (c) Borrower otherwise using reasonable efforts under the circumstances to assist Bank in its syndication efforts, including using reasonable efforts under the circumstances to make senior management and advisors of Borrower and its subsidiaries available from time to time to attend and make presentations regarding the business and prospects of Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders. Assistance by advisors to Borrower shall commence upon execution of this letter, and assistance by Borrower shall commence following the closing of the DIP Facility.

It is understood and agreed that Bank will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is further understood and agreed that no Lender participating in the DIP Facility will receive compensation from Borrower in order to obtain its commitment, except on the terms contained herein, in the Term Sheet and in the Fee Letter described below.

The commitment of Bank hereunder and the agreement of Bank to provide the services described herein are subject to the agreement in the preceding paragraph and the satisfaction of each of the following conditions precedent in a manner acceptable to Bank in its good faith discretion: (a) each of the terms and conditions set forth herein and in the Term Sheet; (b) the absence of a material breach of any representation, warranty or agreement of Borrower set forth herein; (c) Bank’s satisfaction that prior to and until closing of the DIP Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Borrower unless otherwise consented to by Bank (provided, however, the foregoing shall not apply to negotiations with financial institutions [excluding those potential lenders identified by Bank to Borrower] regarding a post-confirmation exit revolving and term credit facilities); (d) the negotiation, execution and delivery of definitive documentation for the DIP Facility consistent with the Term Sheet and otherwise satisfactory to Bank in the exercise of its credit judgment; (e) other than the filing of the Chapter 11 Proceeding, no change, occurrence or development that could, in Bank’s opinion, have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrower and its subsidiaries taken as a whole shall have occurred or become known to Bank; and (f) Bank not becoming aware after the date hereof of any information or other matter which in Bank’s judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to Bank prior to the date hereof with respect to Borrower, its business or financial condition, or the transactions contemplated in connection with the DIP Facility (in which case Bank may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or terminate this letter and any commitment or undertaking hereunder).

Borrower hereby represents, warrants and covenants that (a) all information, other than Projections (defined below), which has been or is hereafter made available to Bank or the Lenders by Borrower or any of Borrower’s representatives in connection with the transactions contemplated hereby (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning Borrower and its subsidiaries that have been or are hereafter made available to Bank or the Lenders by Borrower or any of Borrower’s representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions Borrower believes to be reasonable. Borrower agrees to furnish Bank with such Information and Projections as Bank may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the DIP Facility so that the representations, warranties and covenants in the preceding sentence are correct on such closing date. Borrower understands that in arranging and syndicating the DIP Facility, Bank will be using and relying on the Information and the Projections without independent verification thereof.

By acceptance of this offer, Borrower agrees to pay all costs and expenses of Bank described in the Term Sheet.

Borrower agrees to indemnify and hold harmless Bank, each Lender and each of their affiliates and their directors, officers, employees, advisors and agents (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party for) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any matters contemplated by this letter, any related transaction, the DIP Facility or any use made or proposed to be made with the proceeds thereof, unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. Borrower agrees that no Indemnified Party shall have any liability for any indirect or consequential damages in connection with the DIP Facility.

The terms of this letter, the Term Sheet and the fee letter of even date herewith among Borrower and Bank (the “Fee Letter”) are confidential and, except for disclosure on a confidential basis to accountants, attorneys and other professional advisors retained by Borrower in connection with the DIP Facility, the members of the ad hoc committee of the holders of Parent’s senior subordinated notes and their advisors, providers of surety bonds and their advisors or as may be required by law, or as may be required in connection with the Chapter 11 Proceeding, may not be disclosed in whole or in part to any other person or entity without Bank’s prior written consent.

All of Borrower’s reimbursement, indemnification and confidentiality obligations set forth in this letter shall remain in full force and effect regardless of whether any definitive documentation for the DIP Facility shall be executed and notwithstanding the termination of this letter or any commitment or undertaking hereunder.

If Borrower breaches any of its obligations or agreements set forth in this letter other than those set forth in the third paragraph, the seventh paragraph (other than as to payment of the Commitment Fee set forth in the Fee Letter), or the first sentence of the eighth paragraph of this letter, at Bank’s option this letter and Bank’s commitment hereunder shall terminate and Borrower shall forfeit any fees paid to Bank prior to such termination. If Borrower breaches any of its obligations or agreements set forth in the third paragraph, the seventh paragraph (other than as to payment of the Commitment Fee set forth in the Fee Letter), or the first sentence of the eighth paragraph of this letter and such breach continues without a cure satisfactory to Bank in its good faith discretion for a period of one business day after notice from Bank, at Bank’s option this letter and Bank’s commitment hereunder shall terminate and Borrower shall forfeit any fees paid to Bank prior to such termination.

Borrower agrees that Bank may charge any and all amounts due by Borrower to Bank under or in connection with this letter to any account of Borrower maintained with Bank.

This letter, the Term Sheet and the Fee Letter shall be governed by laws of the State of Texas. Each of Borrower and Bank hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter, the Term Sheet, the Fee Letter, the transactions contemplated hereby and thereby or the actions of Borrower or Bank in the negotiation, performance or enforcement hereof.

This letter, together with the Term Sheet and the Fee Letter, set forth the entire understanding of Borrower and Bank with respect to the DIP Facility. This letter may be modified or amended only by the written agreement of Parent and Bank. This letter is not assignable by Borrower without Bank’s prior written consent and is intended to be solely for the benefit of Borrower, Bank and the Indemnified Parties.

This offer will expire at 5:00 p.m. Dallas, Texas time on February 2, 2006, unless Parent executes this letter and the Fee Letter and returns them to Bank prior to that time (which may be by facsimile transmission), together with all fees due upon acceptance of this commitment in accordance with the terms of the Fee Letter, whereupon this letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on March 15, 2006, unless definitive documentation for the DIP Facility is executed and delivered prior to such date.

We look forward to working with you in the weeks ahead.

Very truly yours,

BANK OF AMERICA, N.A.

By: /s/ H. Michael Wills
Title: Senior Vice President

Accepted and Agreed to as of

February 2, 2006:

INTEGRATED ELECTRICAL SERVICES, INC.,

on behalf of itself and all of its Subsidiaries

By: /s/ David A. Miller
Title: Chief Financial Officer